EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
StarTrak Systems, LLC
We have audited the accompanying balance sheets of StarTrak Systems, LLC as of June 30, 2010 and 2009 and the related statements of operations, member’s equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of StarTrak Systems, LLC at June 30, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations, anticipates additional losses in the next year, and has insufficient working capital as of June 30, 2010 to fund the anticipated losses. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Semple, Marchal & Cooper, LLP
Certified Public Accountants
Phoenix, Arizona
July 13, 2011
INDEPENDENT MEMBER OF THE BDO SEIDMAN ALLIANCE

STARTRAK SYSTEMS, LLC
(A WHOLLY - OWNED SUBSIDIARY)
BALANCE SHEETS
AS OF JUNE 30,
(dollars in thousands)

	2010	2009
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$248	$287
Accounts Receivable, Net	2,289	1,485
Inventory, Net	1,222	1,355
Prepaid Expenses and Other Current Assets	593	549

Total Current Assets	4,352	3,676

PROPERTY AND EQUIPMENT, NET	233	319

OTHER ASSETS
Goodwill	12,575	12,575
Intangible Assets, Net	770	1,201
Other Assets, Net	174	345

TOTAL ASSETS	$18,104	$18,116

LIABILITIES AND MEMBER’S EQUITY
Accounts Payable and Accrued Expenses	$1,595	$2,210
Notes Payable, Current	6,200	1,716
Obligations Under Capital Leases, Current	18	15
Customer Advances	4	63
Deferred Revenue, Current	309	248

Total Current Liabilities	8,126	4,252
LONG-TERM LIABILITIES
Notes Payable, Long-term	—	3,395
Deferred Revenue, Long-term	375	256
Obligations Under Capital Leases, Long-term	5	23

TOTAL LIABILITIES	8,506	7,926

MEMBER’S EQUITY
Capital Contributions	24,010	22,982
Accumulated Deficit	(14,412)	(12,792)

TOTAL MEMBER’S EQUITY	9,598	10,190

TOTAL LIABILITIES AND MEMBER’S EQUITY	$18,104	$18,116

See Accompanying Notes to Financial Statements

STARTRAK SYSTEMS, LLC
(A WHOLLY - OWNED SUBSIDIARY)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30,
(dollars in thousands)

	2010	2009
NET SALES	$14,632	$13,634
Cost of Goods Sold	8,664	9,686

GROSS PROFIT	5,968	3,948

Selling, General and Administrative Expense	5,949	5,171
Amortization of Stock-Based Compensation	291	320
Depreciation and Amortization	534	500

OPERATING LOSS	(806)	(2,043)
Interest Expense, net	(814)	(909)

NET LOSS	$(1,620)	$(2,952)

See Accompanying Notes to Financial Statements

STARTRAK SYSTEMS, LLC
(A WHOLLY - OWNED SUBSIDIARY)
STATEMENTS OF MEMBER’S EQUITY
FOR THE YEARS ENDED JUNE 30,
(dollars in thousands)

	CAPITAL	ACCUMULATED
	CONTRIBUTIONS	DEFICIT	TOTAL
BEGINNING MEMBER’S EQUITY
Capital Contributions, Net of Expenses Allocated	$20,864	$(9,840)	$11,024
Net Loss	2,118	(2,952)	(834)

ENDING MEMBER’S EQUITY 2009	22,982	(12,792)	10,190
Capital Contributions, Net of Expenses Allocated	1,028	—	1,028
Net Loss	—	(1,620)	(1,620)

ENDING MEMBER’S EQUITY 2010	$24,010	$(14,412)	$9,598

See Accompanying Notes to Financial Statements

STARTRAK SYSTEMS, LLC
(A WHOLLY - OWNED SUBSIDIARY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30,
(dollars in thousands)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,620)	$(2,952)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	534	500
Stock-based compensation	291	320
Fees paid with debt	19	—
Changes in operating assets and liabilities:
Accounts receivable, net	(804)	299
Inventories, net	133	669
Prepaid expenses and other current assets	(44)	(23)
Accounts payable and accrued expenses	(488)	205
Deferred revenue	180	(69)
Customer advances	(59)	10
Other assets	171	30

Net cash used in operating activities	(1,687)	(1,011)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of intangible assets	—	(91)
Purchase of property, plant and equipment	(17)	(184)

Net cash used in investing activities	(17)	(275)

CASH FLOWS FROM FINANCING ACTIVITIES
Member contributions	1,851	1,798
Proceeds from borrowings	163	1,250
Repayment on borrowings	(334)	(1,628)
Repayment on capital leases	(15)	(12)

Net cash provided by financing activities	1,665	1,408

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(39)	122

CASH AND CASH EQUIVALENTS, beginning of period	287	165

CASH AND CASH EQUIVALENTS, end of period	$248	$287

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Net cash paid during the period for interest	$573	$468

Non-cash activities:
Fixed assets purchased with capital lease	$—	$50

Stock-based compensation	$291	$320

Conversion of accounts payable to a note payable	$—	$500

Accrued interest and fees converted to debt	$96	$—

Debt converted to Alanco common stock	$527	$—

Alanco preferred stock converted to debt	$1,691	$—

Accrued interest converted to Alanco common stock	$50	$—

Alanco push down allocations	$823	$320

See Accompanying Notes to Financial Statements

STARTRAK SYSTEMS, LLC
(A WHOLLY-OWNED SUBSIDIARY)
NOTES TO FINANCIAL STATEMENTS
1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
StarTrak Systems, LLC, (the “Company” or “StarTrak”) is a Delaware limited liability company located in Morris Plains, New Jersey and during all reported periods presented was 100% owned by Alanco Technologies, Inc., (“Alanco”) a publicly traded company (Nasdaq: ALAN) with corporate offices in Scottsdale, AZ. StarTrak was acquired by Alanco through a merger, effective June 30, 2006.
StarTrak is a provider of wireless cellular, satellite and GPS tracking, monitoring, and control services which are offered on a monthly subscription basis to various transportation industry segments. The Company’s primary focus is currently the refrigerated or “Reefer” segment of the transport industry.
From June 2006 through May 2011, StarTrak was a wholly-owned subsidiary of Alanco. As such, certain direct costs incurred by Alanco for the benefit of StarTrak have been “pushed-down” to StarTrak. These costs include such items as stock based compensation, interest expense and deferred financing costs. In addition, StarTrak goodwill and debt secured by StarTrak assets were allocated via the “push-down” method. These allocations to the StarTrak financial statements require a significant degree of judgment by the management of Alanco, who has made a reasonable effort at determining the direct costs to be allocated.
Marketing — StarTrak markets its wireless tracking and subscription data services in the United States, both through dealers and the Company’s direct sales representatives. The primary focus of the marketing effort has been directed at the domestic refrigerated transport market and the reefer equipment providers. The Company is also attempting to expand international sales opportunities.
Seasonality of Business — Location and tracking products have minimal seasonality. However, many of the products in this segment are marketed to commercial customers that are affected by annual budget schedules and economic conditions. Further, high asset utilization during the summer months can cause some seasonal effects on deployment of units.
Research & Development — The Company estimates it incurred approximately $300,000 in research and development expenditures, recorded in selling, general and administrative expenses, in both fiscal years 2010 and 2009.
Shipping and Handling — Standard shipping terms are FOB Morris Plains, NJ. When shipping and handling costs are incurred, they are charged to cost of sales.
Cash Equivalents — The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.
Accounts Receivable Trade — The Company provides for potentially uncollectible accounts receivable by use of the allowance method. An allowance for doubtful accounts is provided based upon a review of the individual accounts outstanding and the Company’s prior history of uncollectible accounts. Provision for uncollectible accounts receivable amounted to approximately $40 thousand and $52 thousand at June 30, 2010 and 2009, respectively. The Company does not typically accrue interest or fees on past due amounts and the accounts receivable are unsecured.
Inventories — Inventories consist of materials and parts and finished goods. Inventories are stated at the lower of cost or market. Cost is calculated using the average-cost method.

STARTRAK SYSTEMS, LLC
(A WHOLLY-OWNED SUBSIDIARY)
NOTES TO FINANCIAL STATEMENTS
1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
Property and Equipment — Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets using the straight-line method, generally over a 3 to 10-year period. Leasehold improvements are amortized on the straight-line method over the lesser of the lease term or the estimated useful life. Expenditures for ordinary maintenance and repairs are charged to expense as incurred. Betterments are capitalized as incurred. Upon retirement or disposal of assets, the cost and accumulated depreciation are eliminated from the account and any gain or loss is reflected in the statement of operations.
Fair Value of Financial Instruments — The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of accounts receivable, accounts payable, accrued liabilities, and current notes payable approximate fair value given their short-term nature or with regards to long-term notes payable based on borrowing rates currently available to the Company for loans with similar terms and maturities.
Goodwill and Other Intangible Assets — The Accounting Standards Codification (“ASC”) requires the use of the purchase method of accounting for all business combinations. It also provides guidance on purchase accounting related to the recognition of intangible assets. The ASC requires that goodwill and identifiable acquired intangible assets with indefinite useful lives shall not be amortized, but tested for impairment annually and whenever events or circumstances occur indicating that goodwill might be impaired. The ASC also requires the amortization of identifiable assets with finite useful lives. Identifiable acquired intangible assets, which are subject to amortization, are to be tested for impairment in accordance with the ASC.
During fiscal year ended June 30, 2010, the Company completed its annual evaluation of recorded goodwill. The goodwill impairment assessment involves estimating the fair value of the reporting unit and comparing it with the carrying amount. The goodwill amount was determined at the time of the acquisition of StarTrak by Alanco, effective June 30, 2006.
The Company determines the carrying value by the assets and liabilities, including the existing goodwill and intangible assets, of the Company. If the carrying amount of the Company exceeds its fair value, additional steps are followed to recognize a potential impairment loss. Calculating the fair value of the Company requires significant estimates and assumptions by management. The Company estimates the fair value based upon independent third party appraisals of the Company’s current and projected operations and assets. The Company completed its impairment tests and concluded that no impairment charge was required at June 30, 2010 and 2009. StarTrak’s goodwill balance at June 30, 2010 and 2009 was approximately $12.6 million.
Intangible assets consist of the cost of licenses, patents, developed software, etc.

STARTRAK SYSTEMS, LLC
(A WHOLLY-OWNED SUBSIDIARY)
NOTES TO FINANCIAL STATEMENTS
1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
Goodwill and Other Intangible Assets (Continued)
Intangible assets consist of the following:

	Amortization	Gross		Net Other
	Period	Carrying	Accumulated	Intangible
	(in years)	Value	Amortization	Assets
Intangible Assets (in thousands)
Technology and software development	6	$1,306	$(628)	$678
Customer base and backlog	Various	1,327	(804)	523

As of June 30, 2009		$2,633	$(1,432)	$1,201

Technology and software development	6	$1,306	$(850)	$456
Customer base and backlog	Various	1,327	(1,013)	314

As of June 30, 2010		$2,633	$(1,863)	$770

The amortization expense for aggregate intangible assets for the fiscal years ended June 30, 2010 and 2009 was $431 thousand and $418 thousand, respectively.
The following table summarizes the estimated amortization charges related to the other intangible assets as of June 30, 2010 (in thousands):

June 30,	Amount
2011	$429
2012	327
2013	14

$770

Warranty Reserves — The Company provides a standard first year product warranty commencing from the product ship date. Under certain negotiated terms, generally specified when product installation is to be completed over a longer time period, first year warranty may start as late as the date the unit is activated. Extended warranties are considered a separate product sale and extended warranty reserves are recorded only when the estimated extended warranty expense is projected to exceed applicable deferred extended warranty revenue.
The Company’s standard warranty policy requires the customer to return the defective product for evaluation to confirm the product is defective and under warranty. Upon that determination, the Company’s obligation is to then repair, replace or reimburse the cost of the defective unit. Due to installation requirements, replacement product may be shipped prior to receiving the defective units. In that case, the policy is for the replacement unit to be billed to the customer with an off-setting credit processed when the defective unit is received and confirmed defective. Warranty reserves at June 30, 2010 and 2009 were $70 thousand and $72 thousand, respectively.
Use of Estimates — The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

STARTRAK SYSTEMS, LLC
(A WHOLLY-OWNED SUBSIDIARY)
NOTES TO FINANCIAL STATEMENTS
1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
Use of Estimates (Continued) — The Company makes significant assumptions concerning the estimated fair value of stock based compensation issued to its employees by Alanco, the realizability of its goodwill and other intangible assets, warranty reserves, income and expense recognition, allowances for inventory and receivables, and the ultimate resolution of the current StarTrak litigation. Due to the uncertainties inherent in the estimation process and the significance of these items, it is at least reasonably possible that the estimates in connection with these items could be further materially revised within the next year.
Subsequent to June 30, 2010, the management of StarTrak noted a pattern in certain warranty claims that the Company is investigating. These claims vary in nature but cover four distinct issues, one of which involves a potential claim against an outside vendor. The Company is currently in the process of reviewing these claims to determine if they would exceed currently established warranty reserves and deferred warranty revenue. However, presently the Company has made no such definitive determination and has deemed its reserves to be adequate.
Impairment of Intangibles and Other Long-Lived Assets — The Company performs an assessment for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable or for goodwill, at least on an annual basis. If the net carrying value of the asset exceeds estimated future net cash flows, then impairment is recognized to reduce the carrying value to the estimated fair value. No impairment charges were recorded in the fiscal years ended June 30, 2010 or 2009.
Revenue Recognition — The Company sells various products and services including monitoring/data transmission products and data services. In addition, the Company provides extended warranty/maintenance contracts. The Company sells products and services through its direct sales force as well as resellers.
The Company recognizes revenue, net of anticipated returns, generally at the time products are shipped to customers, or at the time service is provided. Deferred revenue relates primarily to extended warranty/maintenance contracts and data services and is recognized ratably over the term of the maintenance or data services contract period. Revenues for products and services are generally recognized when all of the following have been met:
•	Persuasive evidence of an arrangement exists;
•	Delivery, which is typically FOB shipping point or when the service has been performed;
•	The customer’s fee is deemed to be fixed or determinable and free of contingencies or significant uncertainties; and
•	Collectability is probable.
Data services and maintenance agreements are typically stated separately in an agreement. We have classified the value of revenues pertaining to the contractual maintenance obligations that exist for the 12-month period subsequent to the balance sheet date as a current liability, and the contractual obligations with a term beyond 12 months as a non-current liability.
Our arrangements with customers and resellers do not include any rights of return or price protection nor do arrangements with resellers include any acceptance provisions. The Company provides customers with a standard one year warranty included in the price of the product. Payment terms are typically due within 30 days of invoice date for product or service.

STARTRAK SYSTEMS, LLC
(A WHOLLY-OWNED SUBSIDIARY)
NOTES TO FINANCIAL STATEMENTS
1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
Stock Option Plans — Company employees receive stock-based compensation under plans of Alanco, its parent company. Effective July 1, 2006, Alanco adopted the fair value recognition provisions of the ASC, using the modified prospective transition method and therefore have not restated results for prior periods. Under this transition method, stock-based compensation expense for the fiscal years ended June 30, 2010 and 2009 include compensation expense for all stock-based compensation awards granted during the year, or granted prior to, but not fully vested as of July 1, 2006, based on the grant date fair value estimated in accordance with the ASC. Stock-based compensation expense for all stock-based compensation awards granted after June 30, 2006 is based on the grant date fair value estimated in accordance with the provisions of the ASC. The value of the compensation cost is amortized on a straight-line basis over the requisite service periods of the award (the option vesting term).
Alanco estimates fair value using the Black-Scholes valuation model. Assumptions used to estimate compensation expenses are determined as follows:
•
Expected term for current year grants was determined under the simplified method using an average of the contractual term and vesting period of the award as appropriate statistical data required to properly estimate the expected term was not available.

•	Expected volatility of award grants made under Alanco’s plans is measured using the historical daily changes in the market price of Alanco’s common stock over the expected term of the award;
•	Risk-free interest rate is to approximate the implied yield on zero-coupon U.S. Treasury bonds with a remaining maturity equal to the expected term of the awards; and,
•	Forfeitures are based on the history of cancellations of awards granted by Alanco and Alanco management’s analysis of potential forfeitures.
Concentrations of Credit Risks and Significant Vendors and Customers — The Company sells products and extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.
StarTrak has numerous end customers, many of which chose to purchase StarTrak products from two primary original equipment manufacturers (“OEM”) refrigerator equipment suppliers. StarTrak is the only vendor currently providing the two OEMs with tracking and monitoring products for the refrigerated or Reefer segment of the transport industry. Additionally, the Company delivered product and provided subscription services under a contract with four major customers that amounted to approximately 61% of revenue for the fiscal year ended June 30, 2010 and two major customers that amounted to approximately 42% of revenues for the year ended June 30, 2009. These customers owed StarTrak approximately $1.4 million and $354 thousand at June 30, 2010 and 2009, respectively.
The Company utilizes various domestic suppliers for purchases of materials and parts used to manufacture its products. During fiscal year ended June 30, 2010, due to the advantage of volume manufacturing, two domestic suppliers accounted for approximately 30% and 26% of those purchases, while the same suppliers accounted for 27% and 21% of total purchases in the prior fiscal year. Balances owed to each vendor were approximately $211 thousand and $175 thousand and $753 thousand and $29 thousand at June 30, 2010 and 2009, respectively. The Company anticipates that due to the advantages of volume manufacturing, additional concentrations of vendor purchases may occur; however, additional suppliers are readily available at competitive pricing levels.
The Company invests its excess cash in short term bank investments that at times may exceed the maximum FDIC insurance limit. At June 30, 2010, deposits in excess of FDIC insurance limits amounted to $18 thousand.

STARTRAK SYSTEMS, LLC
(A WHOLLY-OWNED SUBSIDIARY)
NOTES TO FINANCIAL STATEMENTS
1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)
Income Taxes — StarTrak has been organized as a limited liability company (LLC). Accordingly, StarTrak is not subject to federal or state income taxes. All tax attributes of the Company are passed through to the member of StarTrak and are included in the individual member’s corporate income tax returns. Therefore, no provision, liability or benefit for income taxes has been included in these financial statements.
2. STOCK-BASED COMPENSATION
Alanco has several employee stock option and officer and director stock option plans that have been approved by the Alanco shareholders and may be used to issue stock options to StarTrak employees. The plans require that options be granted at a price not less than market on the date of grant.
All stock options issued to StarTrak employees are issued from Alanco’s Stock Option Plans, which are administered by the Alanco Compensation/Administration Committee. Alanco stock options are issued at an exercise price not less than the fair market value, as determined under the option plan, on the date of grant and must be granted within 10 years from the effective date of the Plan, with the term of the option not exceeding 10 years. Options granted to StarTrak employees under the Stock Option Plans, which are terminated prior to exercise, are considered to be available for grant to subsequent employees. Total issued stock options for any plan may exceed those authorized due to termination of prior non-exercised grants. Under the Employee Incentive Stock Option Plans, incentive and non-qualified stock options may be granted, with the incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended. Unless otherwise established by the Committee, the standard vesting schedule for the incentive stock options issued currently is 10% vested immediately upon grant, 15% vested after twelve months from date of grant, 25% after two years from the date of grant, 25% after three years, and 25% after four years. See Note 1 for a discussion of the applicable accounting treatment of stock-based compensation for fiscal years 2010 and 2009.
As of June 30, 2010, StarTrak employees held a total of 397,200 stock options outstanding with a weighted average exercise price of $1.50. For all options granted during fiscal years 2010 and 2009 the option price was not less than the market price, as defined in the stock option plans, of Alanco’s Common Stock on the grant date. Of these options, 186,900 are exercisable at June 30, 2010.
Alanco uses the Black-Scholes option pricing model to estimate fair value of stock-based awards. Assumptions for awards of options granted during the years ended June 30, 2010 and 2009 were as follows:

	Awards Granted During the Years Ended
	June 30, 2010	June 30, 2009
Dividend yield	0%	0%
Weighted-average volatility	62%	62%
Risk-free interest rate	4%	4%
Expected life of options (in years)	3.75	3.75
Weighted average grant-date Black Scholes calculated fair value	$0.96	$1.92

STARTRAK SYSTEMS, LLC
(A WHOLLY-OWNED SUBSIDIARY)
NOTES TO FINANCIAL STATEMENTS
2. STOCK-BASED COMPENSATION (Continued)
The following table summarizes the Company’s stock option activity during fiscal year 2010:

	Weighted Average
		Weighted
		Average	Remaining	Aggregate	Aggregate
	Number of	Exercise Price	Contractual	Fair	Intrinsic
	Shares	Per Share (3)	Term (1)	Value	Value (2)
				(in thousands)
Outstanding July 1, 2009	209,400	$1.50	2.5	$1,285	$—
Granted	195,800	1.50	4.5	187	—
Exercised	—	—	—	—	—
Forfeited or expired	(8,000)	1.50	—	(49)	—

Outstanding June 30, 2010	397,200	$1.50	3.0	$1,423	$—

Exercisable June 30, 2010	186,900	$1.50	1.7	$670	$—

(1)	Remaining contractual term presented in years.

(2)	The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the closing price of Alanco’s common stock as of June 30, 2010, for those awards that have an exercise price currently below the closing price as of June 30, 2010 of $1.76. At June 30, 2010, no stock options had an exercise price below $1.76. Further, the September 16, 2010 repricing was done at a 7.9% premium to the trading price on September 15, 2010. As such, the outstanding stock options were determined to have no intrinsic value at June 30, 2010.

(3)	Given retroactive effect of the option repricing to $1.50 that occurred on September 16, 2010.
As of June 30, 2010, total StarTrak compensation costs related to non-vested awards not yet recognized amount to approximately $257 thousand and are expected to be recognized as follows: fiscal year 2011 — $158 thousand; fiscal year 2012 — $53 thousand, fiscal year 2013 — $33 thousand and fiscal 2014 — $13 thousand.
3. LIQUIDITY AND GOING CONCERN
StarTrak incurred significant losses and negative cash flows from operations during fiscal year ended June 30, 2010 and in prior fiscal years, and realized additional losses and negative cash flows in early fiscal year 2011. These factors, as well as the uncertain conditions that StarTrak faces regarding its ability to secure significant contracts for products, creates an uncertainty about the Company’s ability to finance its operations and remain a going concern. Although management cannot assure that future operations will be profitable or that additional debt and/or equity capital will be raised, management believes cash balances at June 30, 2010 and additional working capital generated from the Company’s operations, will provide adequate capital resources to maintain net cash requirements for the next year. However, if additional working capital is required and not obtained through long-term debt, equity capital or operations, it could adversely affect future operations. Management has historically been successful in obtaining financing and has demonstrated the ability to implement a number of cost-cutting initiatives to reduce working capital needs. Subsequent to June 30, 2010 the Company entered into an Asset Purchase Agreement to sell substantially all of its assets and operations. The sale closed on May 16, 2011. The accompanying financial statements have been prepared assuming the Company will continue to operate and do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

STARTRAK SYSTEMS, LLC
(A WHOLLY-OWNED SUBSIDIARY)
NOTES TO FINANCIAL STATEMENTS
4. INVENTORY, NET
Inventory, net consists of the following at June 30 (in thousands):

	2010	2009
Raw materials and purchased parts	$1,637	$1,955
Finished goods	—	—

	1,637	1,955
Less reserves for obsolescence	(415)	(600)

	$1,222	$1,355

5. PROPERTY AND EQUIPMENT
Property and Equipment consist of the following at June 30 (in thousands):

	2010	2009
Machinery and equipment	$80	$80
Furniture and office equipment	392	375
Leasehold improvement	90	90

	562	545
Less accumulated depreciation	(329)	(226)

Net book value	$233	$319

Related depreciation expense for the years ended June 30, 2010 and 2009, was $103 thousand and $82 thousand, respectively.
6. LINE OF CREDIT AND NOTES PAYABLE
Notes payable at June 30, 2010 and 2009 consist of the following (in thousands):

	2010	2009
Notes payable — Trust	$5,700	$3,250
Notes payable — Tenix	—	361
Notes Payable — Vendor	—	500
Notes payable — ComVest Capital	500	1,000

Notes payable	6,200	5,111
Less current portion	(6,200)	(1,716)

Notes payable — long term	$—	$3,395

At June 30, 2010, the Company has a $5.7 million outstanding balance, presented as Notes payable — current, under a $5.7 million Line of Credit Agreement (“Agreement”), presented in the table above as “Notes Payable — Trust”. The Agreement is with a private trust controlled by Mr. Donald Anderson, who was the owner of approximately 8.6% of Alanco’s Class A Common Stock and a past member of the Alanco’s Board of Directors. The Agreement was entered into with Alanco in June 2002, for an initial credit line of $1.3 million, secured by substantially all of the assets of Alanco and its subsidiaries.
During the quarter ended September 30, 2008, Alanco was notified by Mr. Donald Anderson that the Anderson Trust had purchased a StarTrak issued note payable in the amount of $500 thousand (presented at June 30, 2009 as Notes payable — Vendor) from TransCore Link Logistics Corp., a vendor of StarTrak who had received the note earlier in the quarter. The note accrues interest at 15% per annum and interest is paid quarterly. The note matures on December 31, 2011 and can be prepaid at any time without penalty.

STARTRAK SYSTEMS, LLC
(A WHOLLY-OWNED SUBSIDIARY)
NOTES TO FINANCIAL STATEMENTS
6. LINE OF CREDIT AND NOTES PAYABLE (Continued)
The Agreement has been amended various times since June 2002 with the last modification during the quarter ended December 31, 2009 when the credit line was increased from $3.25 million to $5.7 million. The Agreement amendment converted $1.7 million of Alanco Series D Preferred Stock held by the Lender or related entities, $96 thousand of accrued interest and fees due the trust, and a separate $500 thousand term loan discussed above (issued by StarTrak to a vendor and now held by the trust) into the line of credit balance. Under the amended Agreement, Alanco must maintain a minimum balance due of at least $2.5 million through the January 1, 2011 maturity date. Interest is accrued at the prime rate plus 3% (6.25% at June 30, 2010) for any balance up to $2 million and 12% on balances in excess of $2 million.
Under the Agreement, the lender has the unilateral right to reduce the line of credit under the Agreement to any amount equal to or in excess of $1.5 million upon ninety (90) days written notice to Alanco. The credit limit under the Agreement shall be reduced to $4.7 million upon the sale by Alanco of any material portion of its assets. In addition, the lender had the right to convert up to $1 million of the outstanding balance into Alanco Class A Common Stock at a price of $10.00 per share. Interest payments made under the Agreement amount to $439 thousand and $221 thousand in fiscal years ended June 30, 2010 and 2009, respectively. The Anderson Trust was also paid $19 thousand in fiscal year 2010 and $56 thousand in fiscal year 2009 in interest under a separate $500 thousand note payable that was transferred to the line of credit agreement during the year.
Notes payable — Tenix represents an unsecured note that was issued by StarTrak prior to the 2006 Alanco acquisition of StarTrak. The note was amended on September 16, 2009 and Tenix converted the remaining $361 thousand principal balance plus all accrued interest for 125,000 shares of Class A Common Stock of Alanco with a value of $410 thousand. The agreement further provided for the possible issuance of additional shares (not to exceed 18,750) in the event the weighted average closing price for the shares of Alanco’s Class A Common Stock for the period from October 1, 2009 through November 30, 2009 (“Measuring Period”) was less than $3.60 per share. The weighted average closing price for the period October 1, 2009 to November 30, 2009 was in excess of the $3.60 per share and therefore, no additional shares were issued by Alanco under the amended agreement.
Notes payable — ComVest Capital represents a balance due under a term loan agreement with ComVest Capital LLC. Alanco had amended its term loan agreement with ComVest Capital LLC in September 2009, reducing the principal payments required under the loan agreement for the months of September and October 2009 from $100 thousand to $25 thousand per month and for the months of November 2009 to January 2010 from $100 thousand to $50 thousand. Under the amended agreement, ComVest has the right to convert any outstanding principal amount and /or accrued interest thereon into Class A Common stock of Alanco at a price of $5.20 per share. In addition, ComVest had an option to (i) convert up to $100 thousand of principal and interest due into Alanco Class A Common Stock at a conversion rate of $2.78 per share any time through October 31, 2009, (ii) convert an additional $100 thousand of principal and interest due into Alanco Class A Common Stock at a conversion price equal to ninety (90%) of the weighted average closing price for Alanco Stock on the NASDAQ capital market for the five trading days immediately to January 1, 2010, anytime between January 1, 2010 and February 28, 2010. The amendment provided for the note to bear interest at the rate of ten and one-half (10.5%) percent per annum, however, that during the continuance of any Event of Default, the interest rate hereunder shall increase to fifteen and one-half (15.5%) percent per annum.
On December 30, 2009, the Company again amended its term loan agreement with ComVest Capital LLC, modifying the principal payments required. Payments were restructured by eliminating a $50 thousand payment due in January 2010 and stipulating the repayment of the remaining balance at $100 thousand per month for the months February through May 2010, with the final installment due June 1, 2010. The amendment reduced the conversion price of up to $100 thousand of principal and interest balance convertible anytime between January 1, 2010 and February 28, 2010 from ninety (90%) percent to eighty (80%) of the weighted average closing price for the Alanco Common Stock on the NASDAQ capital market for the five (5) trading days immediately before January 1, 2010.

STARTRAK SYSTEMS, LLC
(A WHOLLY-OWNED SUBSIDIARY)
NOTES TO FINANCIAL STATEMENTS
6. LINE OF CREDIT AND NOTES PAYABLE (Continued)
The latest amendment to the ComVest term loan agreement occurred on June 1, 2010 when the principal balance of the Note was $500 thousand. The interest rate was increased to 12% per annum with an additional 3% penalty during the continuance of any Event of Default under the Loan Agreement. The outstanding principal balance of the note, and/or any accrued interest thereon is convertible into shares of Alanco common stock at a price of $1.92 per share. The amendment requires that the note shall be payable in (i) four (4) equal monthly installments of $100 thousand each due and payable on the first day of each calendar month commencing August 1, 2010 through and including November 1, 2010, and (ii) a final installment due and payable on December 1, 2010 in an amount equal to the entire remaining Principal balance of this Note.
7. RELATED PARTY TRANSACTIONS
The Company obtains certain software engineering services from ST Wireless, a company organized and operating under the laws of India. Timothy P. Slifkin, a director of Alanco and StarTrak’s president, informed the Company that he assisted with the formation of ST Wireless in India. ST Wireless has performed these services since the acquisition of StarTrak by Alanco in June 2006. For the years ended June 30, 2010 and 2009, StarTrak paid ST Wireless $162 thousand and $24 thousand, respectively, for services performed. Mr. Slifkin represents that he has no ownership interest in ST Wireless, nor does he have any option to acquire any interest in ST Wireless, however he does have a relationship with ST Wireless as described in the following paragraph.
Mr. Slifkin has informed the Company that he owns 60% of the outstanding membership interests of August Matrix, LLC, a New Jersey limited liability company formed in 2008 to represent ST Wireless in the United States. Since August, 2008, StarTrak has remitted all payments to August Matrix for services provided by ST Wireless to StarTrak. Although StarTrak did not make any payment to August Matrix during fiscal year ended June 30, 2010, for the year ended June 30, 2009, StarTrak paid August Matrix $54 thousand (Mr. Slifkin’s 60% portion being $32 thousand). Mr. Slifkin further informed the Company that all of the monies paid by StarTrak to August Matrix were, in turn, paid by August Matrix to ST Wireless for the benefit of StarTrak, and that Mr. Slifkin has received no disbursements or compensation from either August Matrix or ST Wireless. Amounts due either ST Wireless or August Matrix at June 30, 2010 or 2009 were not deemed material.
During the years ended June 30, 2010 and 2009, Alanco contributed additional capital to support operations in the amount of approximately $1.8 million in each year.
8. COMMITMENTS AND CONTINGENCIES
Leases
The Company leases certain facilities under non-cancelable operating lease agreements that expire through fiscal year 2018. Future minimum payments under non-cancelable operating leases at June 30, 2010 for fiscal years ended 2011 through 2015 are as follows (in thousands):

Years Ended	Operating
June 30,	Leases
2011	$186
2012	188
2013	189
2014	192
2015	196

$951

STARTRAK SYSTEMS, LLC
(A WHOLLY-OWNED SUBSIDIARY)
NOTES TO FINANCIAL STATEMENTS
8. COMMITMENTS AND CONTINGENCIES (Continued)
Leases (Continued)
Future minimum payments for fiscal years 2016 through 2018 amount to $678 thousand. Rent expense related to these operating leases totaled approximately $190 thousand and $142 thousand for the years ended June 30, 2010 and 2009, respectively.
Legal Proceedings
The Company expenses the costs of legal services related to loss contingencies as incurred. StarTrak has recently been made a defendant concerning certain patent infringement claims as follows:
Arrivalstar S.A, et all. v. StarTrak Systems, LLC, et al. Case No.: 4:10-CV-0033. This action was a patent infringement action venued in the United States District Court for the Northern District of Indiana. StarTrak believes that the plaintiff’s patents are invalid due to prior art, based, in part, upon the substantial commercial activity concerning the patent claims long before the patents were applied for or issued. However, StarTrak has resolved the action by agreeing to pay $70 thousand over a number of monthly payments, thus avoiding potentially greater expenses that would be incurred in defending the action. The $70 thousand liability has been accrued as of June 30, 2010.
Innovative Global Systems LLC v. StarTrak Systems, LLC, et al. Case No.: 6:10-CV-00327. This action is another patent infringement action venued in the United States District Court for the Eastern District of Texas. Again, StarTrak believes that the plaintiff’s patents are invalid due to prior art based, in part, upon the substantial commercial activity concerning the patent claims long before the patents were applied for or issued. Similarly, StarTrak is in discussions with the plaintiff in cooperation with other defendants to resolve the matter by paying a sum substantially less than would be incurred in defending the action. At June 30, 2010, the Company has accrued a liability of $100 thousand related to this action.
On February 11, 2011, the Company received claims and threatened litigation from Tim Slifkin (“Slifkin”) and Tom Robinson (“Robinson”), a director and executive officer, respectively, (both employees of StarTrak) alleging that the Company had not recorded a total of approximately $630 thousand of salaries, finder’s fees and commissions allegedly earned by Slifkin and Robinson and payable at June 30, 2010. In addition, Slifkin and Robinson claimed that upon the completion of future anticipated transactions they will be owed an additional $335 thousand each for a total additional liability of $670 thousand.
However, in connection with the ORBCOMM acquisition of the StarTrak assets (which was approved by Alanco shareholders at its annual meeting of shareholders held May 10, 2011), the Company entered into a Settlement Agreement and Mutual Release, signed on February 22, 2011 but not effective until signatures were released on February 24, 2011, with Slifkin and Robinson. The agreement provides incentive compensation to Slifkin and Robinson in cash and ORBCOMM stock for a total of approximately $85 thousand each, upon the successful completion of the sale of StarTrak to ORBCOMM, Inc. In addition, Slifkin and Robinson will receive approximately 3.2%, each, of the future potential earnout based upon reported sales for the period March 1, 2011 to February 28, 2012.

STARTRAK SYSTEMS, LLC
(A WHOLLY-OWNED SUBSIDIARY)
NOTES TO FINANCIAL STATEMENTS
8. COMMITMENTS AND CONTINGENCIES (Continued)
Legal Proceedings (Continued)
StarTrak has recently been served with a Third-Party Complaint by Great American Lines, Inc. and related parties in a lawsuit against them by certain freight shippers in the US District Court for the District of New Jersey, being Case No. 3:10-ev-02023-JAP-TJB. The main case against Great American Lines involves allegations concerning a stolen trailer containing freight owned by the plaintiffs. Great American Lines has brought its Third-Party Complaint against StarTrak alleging that StarTrak breached its contract with Great American Lines to allow Great American Lines to track its trailer and for indemnity. StarTrak understands that the thief may have disabled the StarTrak tracking device upon theft of the trailer. StarTrak has tendered its defense in the lawsuit to its insurance company, but counsel has not yet formed an opinion on the likely outcome. However, the Company’s management believes that the suit is without merit and the Company will vigorously defend itself in the matter.
The Company may also, from time to time, be involved in litigation arising from the normal course of business. As of June 30, 2010 there was no other such litigation pending deemed material by the Company.
9. MEMBER’S EQUITY
During the years ended June 30, 2010 and 2009, StarTrak Systems LLC, member’s equity (which consisted solely of one Class B Membership Unit) was 100% owned by Alanco Technologies, Inc., headquartered in Scottsdale, AZ. All capital contributions received during the periods presented represented additional contributions from Alanco.
10. RETIREMENT PLAN
The Company provides a 401(k) retirement plan for its employees. Employees are eligible to participate in the plan on the first of the month following 90 days of continuous employment. Employee salary deferral rates are not restricted by the Company, however, IRS limits and limitations imposed by discrimination tests may affect the allowed salary deferral rate. The Company matches 25% of the amount deferred by employees, matching up to 4% of an employee’s annual compensation. The Company’s matching contributions totaled $11 thousand and $12 thousand for the years ended June 30, 2010 and 2009, respectively.
11. SUBSEQUENT EVENTS
The Company has evaluated subsequent events through July 13, 2011, which is the date the financial statements were available to be issued.
StarTrak announced on July 22, 2010 that Qualcomm Incorporated, (NASDAQ: QCOM), a leading provider of integrated wireless systems and services to transportation, logistics and services fleet companies, will offer StarTrak’s ReeferTrak Systems for refrigerated transport to Qualcomm customers.
On September 30, 2010, the company made a request for an advance under the Line of Credit Agreement, within the established credit limit. (See additional discussion of the Line of Credit Agreement in footnote 6 — Line of Credit and Notes Payable.) In a letter dated October 2, 2010, Alanco, StarTrak’s parent company, was informed that the Trust administrators “believed there was a material impairment of the prospect of repayment of the indebtedness when due on January 1, 2011, which constitutes a default under section 7d of the Restated Loan Agreement. Therefore, the Trust hereby exercised its right under section 8.1b of the Restated Loan Agreement to cease advancing money to Alanco and its subsidiaries.” The Agreement has not been terminated and as such, no acceleration of the balance was declared. The maturity date was extended to May 16, 2011 to coincide with the sale of the assets and operations of StarTrak to ORBCOMM Inc. at which time the debt was assumed by ORBCOMM Inc.

STARTRAK SYSTEMS, LLC
(A WHOLLY-OWNED SUBSIDIARY)
NOTES TO FINANCIAL STATEMENTS
11. SUBSEQUENT EVENTS (Continued)
On September 16, 2010, Alanco’s Board of Directors approved the immediate repricing of all of the outstanding stock options (approximately 383,200 held by StarTrak employees, including all stock options issued to current employees), to $1.50, a 7.9% premium to the closing market price on September 15, 2010 of $1.39. The stock based compensation value created by the repricing, as determined under the Black Scholes method, will result in a non-cash expense in future periods.
Alanco announced on February 24, 2011 that it had entered into a definitive agreement to sell substantially all of the assets and operations of StarTrak to ORBCOMM Inc. (NASDAQ: ORBC). The transaction, documented in an Asset Purchase Agreement, had a number of closing conditions including Alanco obtaining Shareholder approval, which was obtained at Alanco’s Annual shareholders meeting held on May 10, 2011. The sale of StarTrak to ORBCOMM closed on May 16, 2011. In accordance with the standard terms of the stock option agreements held by StarTrak employees at the time of the sale, the stock options expired 90 days after the employee’s termination date. Alanco, in a letter to StarTrak employees dated April 26, 2011, established the effective StarTrak employee termination date of May 31, 2011, resulting in an August 29, 2011 expiration date for all standard unexercised stock options held by StarTrak employees.

STARTRAK SYSTEMS, LLC
(A Wholly-Owned Subsidiary)
BALANCE SHEETS
AS OF MARCH 31, 2011 AND JUNE 30, 2010
(dollars in thousands)

	March 31,	June 30,
	2011	2010
	(unaudited)
ASSETS
CURRENT ASSETS
Cash	$368	$248
Accounts Receivable, Net	1,690	2,289
Inventory, Net	2,135	1,222
Prepaid Expenses and Other Current Assets	289	593

Total Current Assets	4,482	4,352

PROPERTY, PLANT AND EQUIPMENT, NET	317	233

OTHER ASSETS
Goodwill	12,575	12,575
Intangible Assets, Net	447	770
Other Assets, Net	22	174

TOTAL ASSETS	$17,843	$18,104

LIABILITIES AND MEMBER’S EQUITY
Accounts Payable & Accrued Expenses	$1,975	$1,595
Notes Payable	4,530	6,200
Obligations Under Capital Leases	10	18
Customer Advances	—	4
Deferred Revenue	387	309

Total Current Liabilities	6,902	8,126
LONG-TERM LIABILITIES
Deferred Revenue, Long-term	366	375
Obligations Under Capital Leases, Long-term	—	5

TOTAL LIABILITIES	7,268	8,506

MEMBER’S EQUITY
Capital Contributions	26,266	24,010
Accumulated Deficit	(15,691)	(14,412)

TOTAL MEMBER’S EQUITY	10,575	9,598

TOTAL LIABILITIES AND MEMBER’S EQUITY	$17,843	$18,104

See Accompanying Notes to Financial Statements

STARTRAK SYSTEMS, LLC
(A Wholly-Owned Subsidiary)
STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)
(dollars in thousands)

	9 mo Ended	9 mo Ended
	Mar. 31, 2011	Mar. 31, 2010
NET SALES	$11,741	$10,430
Cost of Goods Sold	6,614	5,935

GROSS PROFIT	5,127	4,495

Selling, General and Administrative Expense	5,239	4,123
Amortization of Stock-Based Compensation	406	212
Depreciation and Amortization	391	402

OPERATING LOSS	(909)	(242)
Interest Expense, net	(370)	(613)

NET LOSS	$(1,279)	$(855)

	3 mo Ended	3 mo Ended
	Mar. 31, 2011	Mar. 31, 2010
NET SALES	$4,088	$3,826
Cost of Goods Sold	1,954	2,188

GROSS PROFIT	2,134	1,638

Selling, General and Administrative Expense	1,867	1,438
Amortization of Stock-Based Compensation	132	72
Depreciation and Amortization	135	132

OPERATING LOSS	—	(4)
Interest Expense, net	(124)	(233)

NET LOSS	$(124)	$(237)

See Accompanying Notes to Financial Statements

STARTRAK SYSTEMS, LLC
(A Wholly-Owned Subsidiary)
STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)
(dollars in thousands)

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,279)	$(855)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	391	402
Stock-based compensation	406	212
Interest converted to Alanco stock	—	50
Fees and interest paid with debt	30	96
Changes in operating assets and liabilities:
Accounts receivable, net	599	(1,410)
Inventories, net	(913)	330
Prepaid expenses and other current assets	304	136
Accounts payable and accrued expenses	380	110
Deferred revenue	69	116
Customer advances	(4)	57
Other assets	22	122

Net cash provided (used) by operating activities	5	(634)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(22)	(5)

Net cash used in investing activities	(22)	(5)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash advances from Alanco Technologies, Inc.	1,848	455
Additional borrowings	685	163
Repayment on borrowings	(2,383)	(142)
Repayment on capital leases	(13)	(11)

Net cash provided by financing activities	137	465

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	120	(174)

CASH AND CASH EQUIVALENTS, beginning of period	248	287

CASH AND CASH EQUIVALENTS, end of period	$368	$113

See Accompanying Notes to Financial Statements

STARTRAK SYSTEMS, LLC
NOTES TO FINANCIAL STATEMENTS
Note A — Basis of Presentation and Recent Accounting Pronouncements
StarTrak Systems, LLC, (the “Company” or “StarTrak”) is a Delaware limited liability company located in Morris Plains, New Jersey and during all reported periods presented was 100% owned by Alanco Technologies, Inc., (“Alanco”) a publicly traded company (Nasdaq: ALAN) with corporate offices in Scottsdale, AZ. StarTrak was acquired by Alanco through a merger, effective June 30, 2006.
StarTrak is a provider of wireless cellular, satellite and GPS tracking, monitoring, and control services which are offered on a monthly subscription basis to various transportation industry segments. The Company’s primary focus is currently the refrigerated or “Reefer” segment of the transport industry.
From June 2006 through May 2011, StarTrak was a wholly-owned subsidiary of Alanco. As such, certain direct costs incurred by Alanco for the benefit of StarTrak have been “pushed-down” to StarTrak. These costs include such items as stock based compensation, interest expense and deferred financing costs. In addition, StarTrak goodwill and debt secured by StarTrak assets were allocated via the “push-down” method. These allocations to the StarTrak financial statements require a significant degree of judgment by the management of Alanco, who has made a reasonable effort at determining the direct costs to be allocated.
The unaudited condensed financial statements presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in accordance with the instructions to Form 10-Q. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In our opinion, the accompanying condensed financial statements include all adjustments necessary for a fair presentation of such condensed financial statements. Such necessary adjustments consist of normal recurring items.
These interim condensed financial statements should be read in conjunction with StarTrak’s June 30, 2010 fiscal year end financial statements. Interim results are not necessarily indicative of results for a full year.
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company makes significant assumptions concerning the estimated fair value of stock based compensation, the realizability of its goodwill and other intangible assets, warranty reserves, income and expense recognition, allowances for inventory and receivables and the ultimate resolution of the current StarTrak litigation. Due to the uncertainties inherent in the estimation process and the significance of these items, it is at least reasonably possible that the estimates in connection with these items could be further materially revised within the next year. Actual results could differ from these estimates.
Subsequent to June 30, 2010, the management of StarTrak noted a pattern in certain warranty claims that the Company is investigating. These claims vary in nature but cover four distinct issues, one of which involves a potential claim against an outside vendor. The Company is currently in the process of reviewing these claims to determine if they would exceed currently established warranty reserves and deferred warranty revenue. However, presently the Company has made no such definitive determination and has deemed its reserves to be adequate.

STARTRAK SYSTEMS, LLC
NOTES TO FINANCIAL STATEMENTS
The Company has stock-based compensation as the result of stock options granted to StarTrak employees by Alanco, its parent company. The Company reports stock-based compensation expense for all stock-based compensation awards based on the estimated grant date fair value. The value of the compensation cost is amortized at a minimum on a straight-line basis over the requisite service periods of the award (generally the option vesting term).
The Company estimates fair value using the Black-Scholes valuation model. Assumptions used to estimate compensation expense are determined as follows:
•
Expected term is determined under the simplified method using an average of the contractual term and vesting period of the award, as appropriate statistical data required to properly estimate the expected term was not available;

•	Expected volatility of award grants made under the Company’s plans is measured using the historical daily changes in the market price of the Alanco’s common stock over the expected term of the award;
•	Risk-free interest rate is to approximate the implied yield on zero-coupon U.S. Treasury bonds with a remaining maturity equal to the expected term of the awards; and,
•	Forfeitures are based on the history of cancellations of awards granted by the Company and management’s analysis of potential future forfeitures.
Long-lived assets and intangible assets — The Company reviews carrying values at least annually for goodwill or whenever events or circumstances indicate the carrying values may not be recoverable through projected discounted cash flows.
Fair value of financial instruments — The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of accounts receivable, accounts payable, accrued liabilities, and notes payable approximate fair value given their short-term nature or with regards to long-term notes payable based on borrowing rates currently available to the Company for loans with similar terms and maturities.
Note B — Stock-Based Compensation
Alanco provides to the employees of StarTrak several employee stock option plans that have been approved by Alanco shareholders. The plans require that options be granted at a price not less than market on date of grant.

STARTRAK SYSTEMS, LLC
NOTES TO FINANCIAL STATEMENTS
The Company uses the Black-Scholes option pricing model to estimate fair value of stock-based awards.
Assumptions for awards of options granted during the nine months ended March 31, 2011 were:

Awards granted
nine months ended
March 31, 2011
Dividend yield	0%
Weighted-average volatility	62%
Risk-free interest rate	2% – 4%
Expected life of options (in years)	2.0 – 3.75
Weighted average grant-date fair value	$.67
The following table summarizes the Company’s stock option activity during the first nine months of fiscal 2011:

		Exercise Price	Remaining	Fair	Intrinsic
	Shares	Per Share	Contractual Term (1)	Value	Value (2)
				(in thousands)

Outstanding July 1, 2010 (3)	397,200	$1.50	3.00	$220	—
Granted	162,500	1.90	5.00	114	—
Exercised	—	0.00	—	—	—
Forfeited or expired	(14,100)	1.50	—	(50)	—

Outstanding March 31, 2011	545,600	$1.59	3.00	$284	—

Exercisable March 31, 2011	320,800	1.58	2.41	$152	—

(1)	Remaining contractual term presented in years.

(2)	The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the closing price of the Alanco’s Class A common stock as of March 31, 2011, for those awards that have an exercise price currently below the March 31, 2011 closing price of $1.14. At March 31, 2011, no stock options hadan exercise price below $1.14.

(3)	Given retroactive effect of the option repricing to $1.50 (7.9% premium to market at the time of repricing)that occurred on September 16, 2010.
As of March 31, 2011, total StarTrak compensation costs related to non-vested awards not yet recognized amount to approximately $172 thousand and would be recognized as follows: fiscal year 2011 — $56 thousand, fiscal year 2012 — $70 thousand, fiscal year 2013 — $33 thousand and fiscal 2014 — $13 thousand.

STARTRAK SYSTEMS, LLC
NOTES TO FINANCIAL STATEMENTS
Note C — Inventories
Inventories are recorded at the lower of cost or market. During the quarter ended December 31, 2010, the Company wrote off obsolete inventory against the recorded reserve. The composition of inventories as of March 31, 2011 and June 30, 2010 are summarized (in thousands) as follows:

	March 31,	June 30,
	2011	2010
	(unaudited)
Raw materials and purchased parts	$2,150	$1,637
Finished goods	—	—

	2,150	1,637
Less reserve for obsolescence	(15)	(415)

	$2,135	$1,222

Note D — Deferred Revenue
Deferred revenue (in thousands) at March 31, 2011 and June 30, 2010 consist of the following:

	March 31,	June 30,
	2011	2010
	(unaudited)
Deferred revenue	$753	$684
Less — current portion	(387)	(309)

Deferred revenue — long term	$366	$375

Note E — Member’s Equity
During the nine months ended March 31, 2011, StarTrak Systems LLC member’s equity (which consisted solely of one Class B Membership Unit) was 100% owned by Alanco Technologies, Inc., headquartered in Scottsdale, AZ. All capital contributions received during the periods presented represented additional contributions from Alanco.
Note F — Related Party Transactions
The Company has a line of credit agreement (“Agreement”), more fully discussed in the Company’s financial statements for the year ended June 30, 2010, with a private trust controlled by Mr. Donald Anderson, a greater than five percent shareholder of Alanco. At March 31, 2011, the principal balance due under the Agreement was approximately $4.2 million compared to $5.7 million at June 30, 2010. Mr. Anderson’s investments in Alanco are more fully discussed in Alanco’s Form 10-K for the fiscal year ended June 30, 2010 and in Note G (below) — Line of Credit and Term Loan.
On September 16, 2010, Alanco’s Board of Directors approved the immediate repricing of all of the outstanding stock options (approximately 383,200 held by StarTrak employees, including all stock options issued to current employees), to $1.50, a 7.9% premium to the closing market price on September 15, 2010 of $1.39. The stock based compensation value created by the repricing, as determined under the Black Scholes method, resulted in a non-cash expense of approximately $109 thousand during the quarter ended September 30, 2010.

STARTRAK SYSTEMS, LLC
NOTES TO FINANCIAL STATEMENTS
During the nine months ended March 31, 2011, Alanco contributed additional capital to support Company operations in the amount of approximately $2.25 million.
Note G — Line of Credit and Term Loan
Notes payable at March 31, 2011 and June 30, 2010 consist of the following (in thousands):

	March 31, 2011	June 30, 2010
Notes payable — Trust	$4,230	$5,700
Notes payable — ComVest Capital	—	500
Notes Payable — ORBCOMM	300	—
Notes payable	4,530	6,200
Less current portion	(4,530)	(6,200)

Notes payable — long term	$—	$—

The Company and the Anderson Family Trust, a private trust, agreed to various amendments to the Company’s line of credit during the nine months ended March 31, 2011 that resulted in a reduction of the credit limit on the line to $4.23 million and various extensions of the maturity date. The Anderson Family Trust received a $30,000 fee for the amendments, which was added to the loan balance. The last amendment extended the maturity date to May 16, 2011.
At March 31, 2011, the Company had reached the maximum outstanding balance under the Line of Credit of $4.23 million. Under the Agreement, the Company must maintain a minimum balance due of at least $2.5 million through its maturity date. Interest is accrued at the prime rate plus 3% (6.25% at March 31, 2011) for any balance up to $2 million and 12% on balances in excess of $2 million.
During the nine months ended March 31, 2011, the Company made $1.47 million of net payments on Notes payable — Trust and repaid the $500 thousand note due to ComVest Capital. In addition, ORBCOMM, Inc., an entity that had entered into an agreement to purchase StarTrak Systems, LLC, agreed during the quarter ended March 31, 2011 to loan the Company $300 thousand, pursuant to a secured promissory note with interest at the rate of six percent per annum. The loan is secured by a second lien on all of the assets of StarTrak.
Note H — Legal
The Company has recently been made a defendant concerning certain claims as follows:
Arrivalstar S.A, et all. v. StarTrak Systems, LLC, et al. Case No.: 4:10-CV-0033. This action was a patent infringement action venued in the United States District Court for the Northern District of Indiana. StarTrak believes that the plaintiff’s patents are invalid due to prior art, based, in part, upon the substantial commercial activity concerning the patent claims long before the patents were applied for or issued. However, StarTrak has resolved the action by agreeing to pay $70 thousand over a number of monthly payments, thus avoiding substantially greater expenses that would be incurred in defending the action. The Company has accrued the $70 thousand liability at March 31, 2011.

STARTRAK SYSTEMS, LLC
NOTES TO FINANCIAL STATEMENTS
Innovative Global Systems LLC v. StarTrak Systems, LLC, et al. Case No.: 6:10-CV-00327. This action is another patent infringement action venued in the United States District Court for the Eastern District of Texas. Again, StarTrak believes that the plaintiff’s patents are invalid due to prior art, based, in part, upon the substantial commercial activity concerning the patent claims long before the patents were applied for or issued. Similarly, StarTrak is in discussions with the plaintiff in cooperation with other defendants to resolve the matter by paying a sum substantially less than would be incurred in defending the action. At March 31, 2011, the Company has accrued a liability of $100 thousand related to this claim.
On February 11, 2011, the Company received claims and threatened litigation from Tim Slifkin (“Slifkin”) and Tom Robinson (“Robinson”), a director of Alanco and executive officer, respectively, (both employees of StarTrak) alleging that the Company had not recorded a total of approximately $630 thousand of salaries, finder’s fees and commissions allegedly earned by Slifkin and Robinson and payable at December 31, 2010. In addition, Slifkin and Robinson claimed that upon the completion of future anticipated transactions they will be owed an additional $335 thousand each for a total additional liability of $670 thousand.
However, in connection with the ORBCOMM acquisition of the StarTrak assets (which was approved by Alanco shareholders at its annual meeting of shareholders held May 10, 2011, the Company entered into a Settlement Agreement and Mutual Release, signed on February 22, 2011 but not effective until signatures were released on February 24, 2011, with Slifkin and Robinson. The agreement provides incentive compensation to Slifkin and Robinson in cash and ORBCOMM stock for a total of approximately $85 thousand each, upon the successful completion of the sale of StarTrak to ORBCOMM, Inc. In addition, Slifkin and Robinson will receive approximately 3.2%, each, of the future potential earnout based upon reported sales for the period March 1, 2011 to February 28, 2012.
StarTrak has recently been served with a Third-Party Complaint by Great American Lines, Inc. and related parties in a lawsuit against them by certain freight shippers in the US District Court for the District of New Jersey, being Case No. 3:10-ev-02023-JAP-TJB. The main case against Great American Lines involves allegations concerning a stolen trailer containing freight owned by the plaintiffs. Great American Lines has brought its Third-Party Complaint against StarTrak alleging that StarTrak breached its contract with Great American Lines to allow Great American Lines to track its trailer and for indemnity. StarTrak understands that the thief may have disabled the StarTrak tracking device upon theft of the trailer. StarTrak has tendered its defense in the lawsuit to its insurance company, but counsel has not yet formed an opinion on the likely outcome. However, the Company’s management believes that the suit is without merit and the Company will vigorously defend itself in the matter.
The Company may also, from time to time, be involved in litigation arising from the normal course of business. As of March 31, 2011 there was no such litigation pending deemed material by the Company.

STARTRAK SYSTEMS, LLC
NOTES TO FINANCIAL STATEMENTS
Note I — Subsequent Events
Alanco announced on February 24, 2011 that it had entered into a definitive agreement to sell substantially all of the assets and operations of StarTrak to ORBCOMM, Inc. (NASDAQ: ORBC). The transaction, documented in an Asset Purchase Agreement, had a number of closing conditions including Alanco obtaining Shareholder approval, which was obtained at Alanco’s Annual shareholders meeting held on May 10, 2011. The sale of StarTrak to ORBCOMM closed on May 16, 2011. In accordance with the standard terms of the stock option agreements held by StarTrak employees at the time of the sale, the stock options expired 90 days after the employee’s termination date. Alanco, in a letter to StarTrak employees dated April 26, 2011, established the effective StarTrak employee termination date of May 31, 2011, resulting in an August 29, 2011 expiration date, unless expired earlier under terms of the option, for all standard unexercised stock options held by StarTrak employees.
Note J — Liquidity
During the nine months ended March 31, 2011, the Company reported a net loss of approximately $1.3 million. During fiscal year ended June 30, 2010, the Company reported a net loss of approximately $1.6 million. Although the Company has obtained additional capital from Alanco during the nine month ended March 31, 2011 and in the prior year, the significant losses raise substantial doubt about the ability of the Company to continue as a going concern. As a result, the Company’s independent public accounting firm issued a going concern opinion on the financial statements of the Company for the fiscal year ended June 30, 2010. The Company’s financial statements have been prepared assuming the Company will continue to operate and does not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
The Company believes that additional cash resources may be required for working capital to achieve planned operating results for fiscal year 2011 and, if working capital requirements exceed current availability, the Company anticipates raising capital through additional borrowing and/or the sale of Alanco stock in a private placement. If additional working capital is required and the Company is unable to raise the required additional capital, it may materially affect the ability of the Company to achieve its financial plan. The Company has met significant capital requirements in the past and believes it has the ability, if needed, to raise the additional capital to fund the planned operating results for fiscal year 2011. Subsequent to March 31, 2011, the Company entered into an Asset Purchase Agreement to sell substantially all of its assets and operations. The sale closed on May 16, 2011.